UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

FIRST BANCORP.
(Exact name of registrant as specified in its charter)

Puerto Rico	001-14793	66-0561822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1519 Ponce de Leon Ave., P.O. Box 9146 San Juan, Puerto Rico	00908-0146
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (787) 729-8200
(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.10 par value)	FBP	New York Stock Exchange

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02 (e) Compensatory Arrangements of Certain Officers

On March 31, 2021, the Board of Directors (the “Board”) of First BanCorp. (the “Corporation”) approved the following compensation awards and changes to the compensation program for the Corporation’s Named Executive Officers (“NEOs”). Except for the changes to the compensation program discussed below, there were no changes to the components of the compensation structure for the NEOs.

One-Time, Special Cash Award for Certain NEOs

As previously disclosed, the Corporation successfully completed the acquisition of Banco Santander Puerto Rico (“Santander” or “Acquired Operations”) on September 1, 2020. In recognition of the due diligence, deal closing, and significant integration planning and execution activities related to the Santander acquisition, the Compensation and Benefits Committee (the “Committee”) approved a one-time cash award to three of the NEOs and other key executives to compensate them for their extraordinary efforts in the Santander acquisition and integration. In determining the size of the special award, the Committee considered the executives’ involvement in the Santander transaction and criticality throughout the process. The award was granted in cash and was paid on April 5, 2021 in one single installment to the following NEOs in the amounts set forth below:

•	Orlando Berges: $300,000
•	Donald Kafka: $220,000
•	Nayda Rivera: $237,500

One-Time, Special Integration Award for the Chief Executive Officer

In connection with the significant integration and conversion activities, and achievement of expected synergies related to the integration of the Acquired Operations, the Committee granted the Corporation’s Chief Executive Officer, Aurelio Alemán, a one-time award (the “Integration Award”) designed to reward the achievement of the significant transition and integration requirements related to the merger.  Mr. Alemán’s Integration Award in the amount of $719,250 is subject to the following vesting requirements:

•
50% is subject to the successful conversion and integration of the Acquired Operations, as determined by the Committee.  Completion of the conversion and integration is expected by the 3rd quarter of 2021, and the Committee will determine if the conversion and integration has been successfully completed in the 4th quarter of 2021.

•	50% is subject to the successful achievement of targeted cost savings in 2021 tied to the Santander acquisition, achievement to be assessed by the Committee during the first quarter of 2022.

Changes to Long-Term Incentive Compensation for All NEOs

The Board approved changes to the long-term incentive compensation program applicable to the grants made in 2021 based on 2020 performance for all of the NEOs.  These long-term incentive compensation grants have the following terms:

•
The NEOs are entitled to receive 100% of their targeted long-term incentive (“LTI”) opportunity, with a discretionary +/-10% based on the individual’s performance.  This represents a change from the previous grant methodology, which was the following: awards that provided the opportunity to receive 25% of the respective NEO’s target LTI opportunity for threshold-level performance (achievement of 75% of goals) and up to 150% of the target LTI opportunity for superior-level performance (achievement of 125% of goals or greater).

Changes to Short-Term Incentive and Long-Term Incentive Opportunities for the Chief Executive Officer

The Board approved changes to the short-term and long-term incentive opportunities for the Chief Executive Officer. The changes apply to the short-term and long-term incentive awards to be granted in 2022 based on 2021 performance. The short-term and long-term incentive opportunities at target-level performance are as follows:

•	Short-term total target incentive opportunity as a percentage of base salary was increased from 80% to 90%.
•	Long-term total target incentive opportunity as a percentage of base salary was increased from 130% to 135%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST BANCORP.

Date: April 6, 2021	/s/ Lawrence Odell
Lawrence Odell
EVP and General Counsel